Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

ACP CROTONA CORP.,

ACP CROTONA MERGER SUB CORP.

and

CORNING NATURAL GAS HOLDING CORPORATION

Dated as of

JANUARY 12, 2021

-i-

(continued)

-ii-

(continued)

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(continued)

		Page
Section 8.10	Severability	71
Section 8.11	Assignment	71
Section 8.12	Remedies	72
Section 8.13	Specific Performance	72
Section 8.14	Counterparts; Effectiveness	72

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of January 12, 2021, by and among Corning Natural Gas Holding Corporation, a New York corporation (the “Company”), ACP CROTONA CORP., a Delaware corporation (“Parent”), and ACP CROTONA MERGER SUB CORP., a New York corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration, except as otherwise provided in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the New York Business Corporation Law (“NYBCL”);

WHEREAS, the board of directors of Parent and Merger Sub and the sole shareholder of Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the Delaware General Corporation Law (“DGCL”) and NYBCL; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

Article I
THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NYBCL, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the NYBCL as the surviving corporation in the Merger and a wholly-owned Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place via the electronic exchange of documents, as soon as practicable (and, in any event, within twelve (12) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the “NYBCL Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of New York in accordance with the relevant provisions of the NYBCL and shall make all other filings or recordings required under the NYBCL. The Merger will become effective at such time as the NYBCL Certificate of Merger has been duly filed with the Secretary of State of the State of New York, or at such later date or time as may be agreed by the Company and Parent in writing and specified in the NYBCL Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation; By-Laws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety substantially in the form set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, or as provided by applicable Law.

Section 1.06 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Article II
EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a)       Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries (but not including the Rabbi Trust established by Corning Natural Gas Corporation to fund a deferred compensation plan for certain officers) as of immediately prior to the Effective Time and (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)       Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive $24.75 in cash, without interest (the “Merger Consideration”).

(c)       Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

(d)       Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding share of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e)       Preferred Stock. Prior to the Effective Time, the Company had issued and outstanding 260,000 shares of Series A Preferred Stock (the “Series A Stock”), 244,263 shares of Series B Preferred Stock (the “Series B Stock”), and 180,000 shares of the Series C Preferred Stock (the “Series C Stock” together with the Series B Stock, and the Series A Stock, the “Company Preferred Stock”).

(i)       As of the Effective Time, each holder of shares of Series A Stock shall be paid by the Company an amount equal to $25 per share of Series A Stock plus an amount equal to any accumulated unpaid dividends thereon.

(ii)       As of the Effective Time, each holder of shares of Series B Stock shall be paid by the Company an amount equal to $29.70 per share of Series B Stock consisting of (i) $24.90 in respect of the Series B Stock liquidation preference and (ii) $4.80 in respect of the conversion right of the holders of the Series B Stock, plus an amount equal to any accumulated unpaid dividends thereon.

(iii)       As of the Effective Time, each holder of shares of Series C Stock shall be paid by the Company an amount equal to $25 per share of Series C Stock plus an amount equal to any accumulated unpaid dividends thereon.

(f)       Company Stock Options. The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option; multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.05. For the avoidance of doubt, in the event that the per share exercise price under any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.

(g)       Company Restricted Shares. The Company shall take all requisite action so that, at the Effective Time, each share of Company Common Stock subject to vesting, repurchase, forfeiture, or other lapse of restrictions (a “Company Restricted Share”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Merger Consideration less any Taxes required to be withheld with respect to such Company Restricted Share in accordance with Section 2.05.

(h)       Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this Section 2.01.

Section 2.02     Surrender and Payment.

(a)       Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent, reasonably acceptable to the Company, (the (“Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. On or before the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than: (A) shares to be cancelled and retired in accordance with Section 2.01(a); and (B) Dissenting Shares) (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Promptly after the Effective Time, but in any event not later than 3 Business Days after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange.

(b)       Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)       Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in: (i) obligations of or fully guaranteed by the United States; (ii) short-term commercial paper rated the highest quality by Moody’s

Investors Service, Inc. or Standard & Poor’s Corporation; (iii) certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available); or (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d)       Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)       Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

(f)       Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)       Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.03     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 623 of the NYBCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the NYBCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 623 of the NYBCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 623 of the NYBCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 623 of the NYBCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.04     Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.05     Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.06     Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the correspondingly numbered Section of the disclosure schedule, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), that relates to such Section or in another Section of the Company Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, and (b) as set forth in any Company SEC Documents (excluding any statement set forth in any “risk factor” section or section relating to forward looking statements) (it being understood that (i) any matter disclosed in the Company SEC Documents will be deemed to be disclosed in a section of the Company Disclosure Schedule only to the extent that it is reasonably apparent on its face from such disclosure in such filing or report that it is applicable to such section of the Company Disclosure Schedule and (ii) this clause (b) will not apply to any of Section 3.01, Section 3.02, Section 3.03 and Section 3.05), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01     Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)       Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws, or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents. The Charter Documents of the Company and its Subsidiaries are in full force and effect.

(c)       Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Schedule lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Schedule sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02     Capital Structure.

(a)       Capital Stock. The authorized capital stock of the Company consists of: (i) 4,500,000 shares of Company Common Stock; (ii) 261,500 shares of Series A Stock, (iii) 244,500 shares of Series B Stock and (iv) 180,000 shares of Series C Stock. As of the date of this Agreement: (A) 3,088,071 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) 0 shares of Company Common Stock were issued and held by the Company in its treasury; (C) 260,600 shares of Series A Stock were issued and outstanding, (D) 244,263 shares of Series B Stock were issued and outstanding, and (E) 180,000 shares of Series C Stock were issued and outstanding; and since the date hereof, no additional shares of Company Common Stock or shares of Company Preferred Stock have been issued. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.

(b)       Other Equity Securities. Except (A) as set forth in Section 3.02(a), (B) as set forth in Section 3.02(b) of the Company Disclosure Schedule, or (C) pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company or any of its Subsidiaries to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, (i) any capital stock of the Company or any of its Subsidiaries or any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries, (ii) any equity-based awards, contingent value rights, “phantom” stock warrants, calls, options or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company, or other rights to acquire from the Company or any of its Subsidiaries, or any other obligation or agreement of the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries or (iii) any other rights, arrangements or agreements to receive cash in respect of the value of capital stock of the Company or any of its Subsidiaries (the securities described in foregoing clauses (i), (ii) and (iii), collectively, “Equity Securities”). Except pursuant to the Company Stock Plans, there are not any: (i) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities; (ii) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; or (iii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound. Other than as set forth in Section 3.02(a), there is no outstanding indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or any of its Subsidiaries may vote (“Company Voting Debt”). There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company. None of the Subsidiaries of the Company own any Equity Securities.

(c)       Company Restricted Shares. Section 3.02(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Restricted Shares outstanding as of the date of this Agreement, including with respect to each award, the holder, the grant date, and the number of shares of Common Stock subject thereto (assuming the target level of attainment of the applicable performance conditions).

(d)       Voting Agreements. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Equity Securities.

Section 3.03     Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)       Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Company Common Stock and a majority of the outstanding shares of the Company Preferred Stock voting as a single class (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)       Non-Contravention. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, the execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate in any material respect any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, or give rise to the loss of a material benefit under, any Contract or Permit to which the Company or any of its Subsidiaries is a party or otherwise bound; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (iii), and (iv), for any breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)       Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the NYBCL Certificate of Merger; (ii) the filing of the Company Proxy Statement in definitive form with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or (B) any other Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (collectively and with the HSR Act “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws or the rules and regulations of the OTC Markets; (v) approval from the Pennsylvania Public Utility Commission (“PaPUC”) for the transfer of control of Pike County Light & Power, LLC and Leatherstocking Gas Company, (vi) approval from the New York State Public Service Commission (“NYPSC”) for the transfer of control of Corning Natural Gas Corporation; (vii) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Schedule (together with the approvals set forth in clauses (vi) and (vii), the “Other Governmental Approvals”); and (ix) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Assuming the receipt and effectiveness of the Other Governmental Approvals and the compliance by the applicable parties with the terms thereof, the consummation of the Merger and the other transactions contemplated by this Agreement shall not cause the loss of any franchise held by, nor the invalidity of any tariff or rate schedule filed by or for, the Company or any of its Subsidiaries.

(d)       Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the NYBCL (collectively, the “Company Board Recommendation”).

(e)       Anti-Takeover Statutes. The Merger is not subject to any “control share acquisition,” “business combination,” “fair price,” “moratorium” or any other antitakeover statute or regulation (each, a “Takeover Statute”) or any antitakeover provision in the Charter Documents of the Company, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Merger. The Company has no stockholder rights plan, “poison pill” or similar agreement or arrangement in effect.

Section 3.04     SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)       SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including all exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2019 (the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC and the Company and any of its Subsidiaries occurring since January 1, 2019 and prior to the date of this Agreement. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. As of the date hereof, the Company has not received written notice of any pending or ongoing SEC review or investigation, or any outstanding or unresolved comments, received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)       Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)       Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

(d)       Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Since January 1, 2019, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. The Company’s principal executive officer and principal accounting or financial officer (or each former principal executive officer and principal accounting or financial officer) have disclosed based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since January 1, 2019.

(e)       Undisclosed Liabilities. The audited balance sheet of the Company dated as of September 30, 2020 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; or (iii) are incurred in connection with the transactions contemplated by this Agreement. Section 3.04(e) of the Company Disclosure Schedule contains a true, correct and complete list of each item of indebtedness involving an amount greater than $100,000 or that is otherwise material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, other than indebtedness reflected in the Company Balance Sheet.

(f)       Off-Balance Sheet Arrangements. Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, unconsolidated Subsidiary or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g)       Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(h)       Accounting, Securities, or Other Related Complaints or Reports. Since January 1, 2019: (i) none of the Company or any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Company.

Section 3.05     Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a)       any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)       any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06     Taxes.

(a)       Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b)       Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2016.

(c)       Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, independent contractor, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law, including the maintenance of required records in connection with amounts paid to any Company Employee, independent contractor, creditor, or any other party.

(d)       Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents.

(e)       Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries has not been satisfied by payment, settled or withdrawn. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries, nor has any request been made in writing for any such extension or waiver. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)       Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g)       Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)       Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i)       Change in Accounting Method. Except as set forth on Section 3.06(i) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j)       Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(k)       Ownership Changes. Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l)       Section 355. Neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m)       Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n)       Except as set forth on Section 3.06(n) of the Company Disclosure Schedule, the Company and all of its Subsidiaries are classified as corporations for U.S. federal and applicable state income Tax purposes.

(o)       The Company and its Subsidiaries have not deferred any payroll Taxes or availed themselves of any of the Tax deferral, credits or benefits pursuant to the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) (“CARES Act”) or otherwise taken advantage of any change in applicable law in connection with COVID-19 that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of the Company or its Subsidiaries to any governmental authority. Except as set forth on Section 3.06(o) of the Company Disclosure Schedule, the Company and its Subsidiaries have not sought and does not intend to seek (nor have any of its Affiliates sought or intend to seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

Section 3.07     Intellectual Property.

(a)       Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations.

(b)       Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)       Validity and Enforceability. To the Company’s Knowledge, the Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)       Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the Knowledge of the Company: (i) the conduct of the businesses of the Company and any of its Subsidiaries is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) no third party is infringing upon, violating, or misappropriating any Company IP.

(e)       IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)       Company IT Systems. Since January 1, 2019, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)       Privacy and Data Security. The Company and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2019, the Company and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08     Compliance; Permits; Regulatory Status.

(a)       Compliance. The Company and each of its Subsidiaries are, and at all times since January 1, 2019 have been, in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2019, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect. Neither the Company nor any of its Subsidiaries is party to, nor the subject of, any actual, pending, or, to the Knowledge of the Company, threatened proceeding under 18 C.F.R. Part 1b or Part 1c, nor is party to, nor the subject of, any actual, pending, or, to the Knowledge of the Company, threatened investigation or proceeding, by any Governmental Entity, including the NYPSC, PaPUC, FERC, the New York Independent System Operator or PJM Interconnection, L.L.C., other than routine proceedings arising in the ordinary course of business (such as rate cases before a Governmental Entity with respect to rates charged by the Company’s Subsidiaries). Neither the Company, nor any of its Subsidiaries, is subject to any actual, pending, or to the Knowledge of the Company, threatened proceeding that seeks, or that could reasonably be expected to result in, the revocation, termination, or limitation of any franchise or related distribution or sale right under state law. The Company and its Subsidiaries are in compliance in all material respects with all applicable requirements relating to their purchases and receipts of gas and electricity, and their obligations under all tariffs and contracts providing for such purchases and receipts of gas and electricity.

(b)       Permits. The Company and its Subsidiaries hold, to the extent necessary to own, lease, maintain operate and conduct their respective businesses as such businesses are being operated as of the date hereof, all material permits, licenses, registrations, variances, clearances, consents, certifications, exemptions, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such Permits are in full force and effect, and no suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The Company and each of its Subsidiaries are, and at all times since January 1, 2019 have been, in compliance in all material respects with the terms of all Permits. No Governmental Entity has given written or, to the Knowledge of the Company, oral notice to the Company or any of its Subsidiaries that it has taken or intends to take any action to terminate, suspend, cancel or reform any such Permit.

(c)       Regulatory Status.

(i)       The Company and its Subsidiaries not subject to or is otherwise exempt from regulation with respect to FERC access to books and records under the PUHCA 2005. None of the Company or its Subsidiaries is regulated as a “public utility” under the Federal Power Act. Except as set forth in Section 3.08(c)(i) of the Company Disclosure Schedule, none of the Company or its Subsidiaries is regulated as a “natural gas company” under the Natural Gas Act, provided that Corning Natural Gas Corporation is subject to regulation by FERC under the Natural Gas Policy Act, and the assets of the Company and the Company Subsidiaries are not regulated by the FERC as an interstate pipeline and are not subject to any FERC abandonment approval prior to disposition. Other than Corning Natural Gas Corporation, Pike County Light & Power Company, LLC, Leatherstocking Gas Company, LLC and Leatherstocking Pipeline Company LLC, the Company is not an “affiliate” of any entity that is an “electric utility” (as that term is defined under the Federal Power Act, as amended), nor a “public-utility company” (as that term is defined under PUHCA 2005).

(ii)       All filings (except for immaterial filings) required to be made by the Company or any of its Subsidiaries since January 1, 2019, with any of the State Utilities Commissions or FERC, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related material documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder in all material respects.

(iii)       Except as set forth in Section 3.08(c)(iii) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (1) is a party to any rate case before a Governmental Entity with respect to rates charged by the Company or any of its Subsidiaries, (2) has rates in any amounts that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to a court (other than rates based on estimated costs and/or revenues that are subject to adjustment once the actual costs and/or revenues become known) or (3) is a party to any contract with any Governmental Entity imposing conditions on rates or services in effect as of the date hereof or that are as of the date hereof scheduled to go into effect at a later time.

Section 3.09     Litigation. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $50,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10     Brokers’ and Finders’ Fees. Except for fees payable to Janney Montgomery Scott (the “Company Financial Advisor”) pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Schedule, a correct and complete copy of which has been provided to Parent and pursuant to that engagement letter related to the Go-Shop Period listed in Section 3.10 of the Company Disclosure Schedule, a correct and complete copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11     Related Person Transactions. Other than as disclosed in the Company SEC Documents, there are no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Company Common Stock (or any of their respective family members), but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 3.12     Employee Matters.

(a)       Schedule. Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, incentive, bonus, performance awards, stock or stock-based awards, fringe, retirement, death, disability, medical, health, welfare, flexible benefit, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”).

(b)       Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and any other service provider agreements each in effect as of the date hereof or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent IRS advisory opinion or determination letter received regarding the tax-qualified status of each Company Employee Plan that is a pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the three (3) most recent plan years for each Company Employee Plan; (v) the current summary plan description for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans for the past three (3) years.

(c)       Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code, and to the Company’s Knowledge, no event has occurred which will cause any Company Employee Plan to fail to comply with such requirements and no written notice has been issued by any Governmental Entity questioning or challenging such compliance; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, PBGC, or any similar Governmental Entity with respect to any Company Employee Plan or any trust which serves as a funding medium for such Company Employee Plan; (vi) there are no Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan or the assets thereof (in each case, other than routine claims for benefits) and to the Knowledge of the Company no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Action; (vii) neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (viii) all non-US Company Employee Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions; (ix) except as set for in Schedule 3.12(c)(ix) of the Company Disclosure Schedule, none of the assets of any Company Employee Plan are invested in employer securities or employer real property; (x) there have been no acts or omissions by the Company or any Company ERISA Affiliate which have given rise to or to the Company’s Knowledge may give rise to interest, fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or the Company ERISA Affiliates are or may be liable; (xi) neither the Company nor any Company ERISA Affiliate is a nonqualified entity within the meaning of Section 457A of the Code; and (xii) no Company Employee Plan or any other contract, agreement, plan, policy, or arrangement with any employee, officer, director, consultant, or contractor of the Company or its Subsidiaries provides for a “gross-up” or similar payment in respect of any taxes that may become payable under Sections 409A or 4999 of the Code.

(d)       Plan Liabilities. No complete or partial termination of any Company Employee Plan has occurred or is expected to occur. Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, none of the Company Employee Plans is a multiple employer pension plan or a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(e)       Company Employee Plans subject to Title IV of ERISA or Minimum Funding Standards. Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, with respect to each Company Employee Plan that is subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code:

(i)       there has been no withdrawal (within the meaning of Section 4063 of ERISA) of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA);

(ii)       no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

(iii)       no steps have been taken to terminate any such plan;

(iv)       to the Knowledge of the Company, no event or condition has occurred which would give rise to liabilities under Section 4062(e) of ERISA;

(v)       no such plan has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, no waiver of the minimum funding standards have been granted, and none of the Company or any Company ERISA Affiliate has requested a funding waiver;

(vi)       none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code;

(vii)       each applicable Company Subsidiary is entitled to recover from retail customers in its rates that have been approved (or are subject to approval) by the NYPSC all pension liabilities under each of its Company Employee Plans pursuant to which pension benefits are granted, and to the Knowledge of the Company no such recovery by a Company Subsidiary has ever been disallowed by the NYPSC; and

(viii)       no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(f)       Multiemployer Plans. Each employee benefit plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, with respect to which the Company or any Company ERISA Affiliates may have any Liability or contingent Liability (including any Liability attributable to a former Company ERISA Affiliate) and a reasonable estimate of the maximum amount of such Liability (determined as if a complete withdrawal occurred with respect to each such plan immediately after the Closing) is listed on Section 3.12(f) of the Company Disclosure Schedule. With respect to such plans:

(i)       all contributions have been made as required by the terms of the plans, the terms of any collective bargaining agreements and applicable Law;

(ii)       none of the Company or any of the Company ERISA Affiliates has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability; and

(iii)       none of the Company or any of the Company ERISA Affiliates has received any notice that any such plan is in reorganization, that the plan is in critical status, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than required under section 412 of the Code, or that any such plan is or may become insolvent.

(g)       No Post-Employment Obligations. Except as set forth on Section 3.12(g) of the Company Disclosure Schedule, no Company Employee Plan provides post-termination or retiree health or life insurance benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health or life insurance benefits, except to the extent required by COBRA or other applicable Law.

(h)       Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened material claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan is presently or has within the 3 years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(i)       Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in all material respects in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(j)       Health Plan Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements under the Affordable Care Act, the Code, ERISA, COBRA, HIPAA, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute. No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, its Subsidiaries, any Company Benefit Plan, to material penalties or excise taxes under Sections 4980D or 4980H of the Code.

(k)       Effect of Transaction. Except as set forth on Section 3.12(k) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment, benefits or loan forgiveness; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation or benefits due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would, in the aggregate, not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(l)       Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance in all material respects with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance in all material respects with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees All independent contractors and consultants providing personal services to the Company have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all employees of the Company have been properly classified under the Fair Labor Standards Act and similar state laws.

(m)       Labor. Except as set forth on Section 3.12(m) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. Except as set forth on Section 3.12(m) of the Company Disclosure Schedule, none of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no material Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

(n)       Company Employee Roster. Section 3.12(n) of the Company Disclosure Schedule sets forth a list of each Company Employee and independent contractor that is an individual providing services to the Company as of the date of this Agreement, and in the case of each such Company Employee and independent contractor, the following information, as applicable, as of the date hereof: (i) title or position; (ii) date of hire or commencement of services; (iii) work location; (iv) whether full-time or part-time and whether exempt or non-exempt; (v) whether covered by the terms of a collective bargaining or similar agreement or an employment or independent contractor agreement; (vi) whether absent from active employment and if so, the date such absence commenced, the reason for such absence, and the anticipated date of return to active employment; (vii) annual salary, hourly rate or fee arrangement, and if applicable, bonus target or other incentive compensation, (viii) accrued but unused vacation or paid time off.

(o)       Restrictive Covenants. No executive officer or other key employee of the Company is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company and, to the Company’s Knowledge, no executive officer or other key employee of the Company has taken steps or is otherwise planning to terminate his or her employment with the Company for any reason (or no reason), including the consummation of the transactions contemplated by this Agreement.

(p)       Harassment; Discrimination, Retaliation. The Company has investigated or reviewed all sexual harassment or other harassment, discrimination or retaliation allegations (that were made in writing, orally to a member of management or human resources personnel) of which it had Knowledge since January 1, 2019. With respect to each such allegation with potential merit, the Company has taken corrective action that is reasonably calculated to prevent further improper action.

(q)       Form I-9. A Form I-9 has been completed and retained with respect to each such current Company Employee and, where required by law, former employees. The Company and its Subsidiaries have not been the subject of any audit or other action, suit, proceeding, claim, demand, assessment or judgments nor, has the Company or its Subsidiaries been the subject of an investigation, inquiry or other any audit or other action, suit, proceeding, claim, demand, assessment or judgments from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding.

Section 3.13     Real Property and Personal Property Matters.

(a)       Owned Real Estate. The Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 3.13(a) of the Company Disclosure Schedule contains a true and complete list by address and legal description of the Owned Real Estate as of the date hereof. Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of the Owned Real Estate; (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Estate or any portion thereof or interest therein; or (iii) has received written notice of any pending, and to the Knowledge of the Company threatened, condemnation proceeding affecting any Owned Real Estate or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)       Leased Real Estate. Section 3.13(b) of the Company Disclosure Schedule contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company has delivered to Parent a true and complete copy of each such Lease. Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in material breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a material breach or default under such Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither the Company nor any of its Subsidiaries has subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof. The consummation of the Merger and the other transactions contemplated by this Agreement will not require the consent of any party to any Lease and will not terminate or allow any party to terminate any Lease.

(c)       Real Estate Used in the Business. The Owned Real Estate identified in Section 3.13(a) of the Company Disclosure Schedule and the Leased Real Estate identified in Section 3.13(b) of the Company Disclosure Schedule comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its Subsidiaries and the buildings and improvements thereon are in good condition and repair, normal wear and tear excepted. Neither the Company nor any of its Subsidiaries has entered into any brokerage arrangement with respect to any Real Estate nor has the Company or any of its Subsidiaries assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Real Estate or any interest therein. Neither the Company nor any of its Subsidiaries has received any written notice of violation of any all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Estate (collectively, the “Real Property Laws”) and the Company and its Subsidiaries have no Knowledge of any basis for the issuance of any such notice or the taking of any action for such violation with respect to the Real Estate.

(d)       Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 3.14     Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)       Compliance with Environmental Laws. The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b)       No Disposal, Release, or Discharge of Hazardous Substances. Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Company or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c)       No Production or Exposure of Hazardous Substances. Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any Liability or obligation under any Environmental Law.

(d)       No Legal Actions or Orders. Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any Liability or obligation with respect to any of the foregoing.

(e)       No Assumption of Environmental Law Liabilities. Neither the Company nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

(f)       Availability of Environmental Materials. The Company has made available to Parent copies of all environmental audits, assessments, investigations, reports, and other material environmental documents relating to the Company’s and the Company’s Subsidiaries’ former and current operations and facilities that are in the possession, custody or control of the Company, any of its Subsidiaries or any of their respective representatives.

(g)       Environmental Consents. The consummation of the Merger and the other transactions pursuant to this Agreement by the Company does not require the consent or pre-approval of any Governmental Entity under any Environmental Law.

Section 3.15     Material Contracts.

(a)       Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i)       any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii)       any Contract relating to firm (A) interstate pipeline transportation, including any interconnection, balancing and transportation agreements or (B) natural gas storage service, in each case that is material to the Company as a whole or any of the Company’s Subsidiaries;

(iii)       that obligates the Company or any Company Subsidiary to make any capital commitments or capital expenditures totaling more than $100,000 on an annual basis;

(iv)        any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current (A) officer of the Company or any of its Subsidiaries, (B) member of the Company Board, or (C) any other Company Employee providing for an annual base salary or payment in excess of $100,000;

(v)       any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(vi)       any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(vii)       any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $100,000;

(viii)       any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(ix)       any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(x)       any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(xi)       any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contact solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(xii)       any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(xiii)       any employee collective bargaining agreement or other Contract with any labor union;

(xiv)       any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries;

(xv)       any Contract that is a settlement or similar Contract with any Governmental Entity, or that is a settlement or similar Contract pursuant to which the Company or any Company Subsidiary is obligated to pay consideration after the date of this Agreement in excess of $100,000;

(xvi)       any Contract relating to third party guarantee obligations of the Company or any Company Subsidiary;

(xvii)       any other Contract under which the Company or any of its Subsidiaries (A) expects to receive revenues, or (B) is obligated to make payment or incur costs, in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

(xviii)       any Contract which is not otherwise described in clauses (i)-(xvii) above that is material to the Company and its Subsidiaries, taken as a whole.

(b)       Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c)       No Breach. (i) All the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it, and, to the Knowledge of the Company, the counterparties thereto in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach (with or without notice or lapse of time or both), or has received written notice of breach, of any Company Material Contract.

Section 3.16     Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. To the Knowledge of the Company: (a) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (b) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.17     Proxy Statement. None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.18     Anti-Corruption Matters. In the last two (2) years, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. In the last 2 years, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.19     Opinion of Financial Advisor. The Company Board has received a written opinion (or an oral opinion to be confirmed in writing) of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than the Cancelled Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. A true, complete and correct copy of such opinion will be made available to Parent, for informational purposes only, as promptly as practicable following the delivery of such opinion to the Company.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01     Organization. Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02     Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)       Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate or company proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)       Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the organizational documents of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.02(c) have been obtained or made, conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, or give rise to the loss of a material benefit under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (iii), and (iv), for any breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c)       Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the NYBCL Certificate of Merger; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act or other Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or rules and regulations of the OTC Markets; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement on a timely basis.

(d)       Board Approval.

(i)       The board of directors of Parent by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s members, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

(ii)       The board of directors of Merger Sub by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the NYBCL.

Section 4.03     Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use or incorporation in the Company Proxy Statement, will, at the date the Company Proxy Statement is first mailed to the Company’s stockholders or at such time at or before the Company Stockholders Meeting that Parent or its Representatives furnishes an update to such information expressly for use or incorporation in any amendment or supplement to the Company Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the information so furnished or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives.

Section 4.04     Financial Capability. Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement. Parent has delivered to the Company a true and complete fully executed copy of the letter from ACP Series 3 Partnership, L.P., committing to contribute to Parent, subject to the terms and conditions set forth therein, cash in the aggregate amount sufficient to pay the Merger Consideration (the “Commitment Letter”). The Commitment Letter is not subject to any conditions precedent or contingencies, other than as expressly set forth in the Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the commitment contained in the Commitment Letter has not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the execution and delivery of this Agreement, the Commitment Letter is in full force and effect and constitute the legal, valid and binding obligation of each of Parent and the other parties thereto. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or any other party under the Commitment Letter.

Section 4.05     Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06     Brokers. Neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection the Merger.

Section 4.07     Solvency. On the Closing Date, immediately after giving effect to the consummation of the Merger and assuming (a) the accuracy of the representations and warranties of the Company and the Company Subsidiaries contained in this Agreement, (b) the satisfaction of the conditions in Section 6.01 and Section 6.02, and (c) any estimates, projections, or forecasts prepared by or on behalf of the Company or any of the Company Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be true and correct, to the Knowledge of Parent: (i) the Surviving Entity and its Subsidiaries, taken as a whole, will be able to pay their debts and obligations in the ordinary course of business as they become due; and (ii) the Surviving Entity and its Subsidiaries, taken as a whole, will have adequate capital to carry on their respective businesses.

Section 4.08     Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement and except in the case of fraud, (a) neither the Company nor any of its Subsidiaries or their respective directors, officers or employees makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or any of its Subsidiaries or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or to include representations or warranties, including any representations or warranties relating to the reasonableness of the assumptions underlying such estimates, projections and related information, except to the extent made in this Agreement.

Article V
COVENANTS

Section 5.01     Conduct of Business of the Company. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course of business in all material respects, to use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, assets and properties, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)       amend or propose to amend its Charter Documents;

(b)       (i) split, combine, or reclassify any Equity Securities in the Company or any of its Subsidiaries, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Equity Securities in the Company or any of its Subsidiaries, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock; except for (A) the declaration and payment of quarterly cash dividends with respect to the Company Common Stock not to exceed $0.1525 per share, with record dates and payment dates consistent with the Company’s past dividend practice, (B) the declaration and payment of dividends from a Company Subsidiary to the Company or to another wholly-owned Company Subsidiary and (C) a special cash dividend on Company Common Stock with respect to the quarter in which the Effective Time occurs with a record date on or prior to the Effective Time, which does not exceed an amount equal to $0.1525 per share multiplied by a fraction, the numerator of which is the number of days in such quarter prior to the Effective Time, and the denominator of which is the total number of days in such fiscal quarter;

(c)       issue, sell, pledge, dispose of, or encumber any Equity Securities in the Company or any of its Subsidiaries, other than (i) the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, or (ii) the issuance of Series A Stock or Series C Stock for the purposes of making capital expenditures in the ordinary course of business;

(d)       except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, consultants or employees, other than increases in compensation made to consultants and non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, (iii) terminate the employment of any officer, other than in the ordinary course of business consistent with past practice or for cause, (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice, (v) loan or advance any money or other property to any director, officer, or employee, (vi) grant to any director, officer, or employee any increase in change-in-control, severance, retention or termination pay, or enter into or amend any change-in-control, severance, retention or termination agreement with any director, officer, or employee of the Company or its Subsidiaries, (vii) establish, adopt, enter into, amend in any material respect or terminate any collective bargaining agreement or Company Employee Plan (or any plan or agreement that would be a Company Employee Plan if in existence on the date hereof), (viii) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Company Employee Plan, or (ix) hire any employees with aggregate annual base salary above $100,000.

(e)       acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $100,000 in the aggregate;

(f)       incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, in excess of $100,000, other than in the ordinary course of business for the purposes of refinancing existing indebtedness or for capital expenditures;

(g)       issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h)       other than in the ordinary course of business, (i) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder, (ii) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404, (iii) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor or materially accelerate, or materially alter practices and policies relating to, the rate of collection of accounts receivable or payment of accounts payable, or (iv) waive, release, grant, encumber or transfer any right with a value in excess of $100,000;

(i)       institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $100,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s or any of its Subsidiaries’ respective businesses;

(j)       (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(k)       abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(l)       make any material change in accounting methods, principles or practices, except to the extent as may have been required by a change in applicable Law or GAAP or by any Governmental Entity (including the SEC or the Public Company Accounting Oversight Board) ;

(m)       adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(n)       make, or agree or commit to make, any capital expenditures in excess of $250,000 in the aggregate;

(o)       enter into any new line of business;

(p)       terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

(q)       agree or commit to do any of the foregoing;

provided, however, that nothing contained herein is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time.

Section 5.02     Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action (except as otherwise expressly permitted by Section 5.04 of this Agreement) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.03     Access to Information; Confidentiality.

(a)       Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and

Parent’s Representatives, upon advance written notice, reasonable access, during normal business hours, and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure, upon advice of the Company’s counsel, would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b)       Confidentiality. Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure Agreement entered into on March 6, 2020, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein and shall terminate upon the Effective Time.

Section 5.04     Solicitation of Acquisition Proposals.

(a)       Go-Shop Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period commencing with the execution and delivery of this Agreement and continuing until 12:01 a.m. New York city time on February 26, 2021, (the “No-Shop Period Start Date”), the Company, its Subsidiaries and their respective Representatives will have the right, acting pursuant to the direction of the Company Board (or a committee thereof), to, directly or indirectly, (i) initiate, solicit, propose, induce or encourage the making or submission of one or more Takeover Proposals from any Person or its Representatives, or knowingly encourage or facilitate any proposal, inquiry or offer that would constitute, or would reasonably be expected to lead to, a Takeover Proposal, including by furnishing to any Person or its Representatives any non-public information relating to the Company or any of its Subsidiaries or by affording to any Person or its Representatives access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries, in each case pursuant to one or more Acceptable Confidentiality Agreements; (ii) continue, enter into, participate in or engage in any discussions or negotiations with any Person or its Representatives with respect to one or more Takeover Proposals or any other proposals that could lead to a Takeover Proposal; and (iii) otherwise cooperate with, assist or take any action to facilitate any Takeover Proposal or any other proposals that could lead to a Takeover Proposal. The Company will promptly (and in any event within 48 hours) make available to Parent or its Representatives any non-public information concerning the Company and its Subsidiaries that is provided to any Person or its Representatives pursuant to this Section 5.04(a) that was not previously made available to Parent. On the No-Shop Period Start Date or promptly thereafter (and, in any event, within twenty-four (24) hours), the Company shall notify in writing Parent of each Takeover Proposal (or any inquiry that could reasonably be expected to lead to a Takeover Proposal) received prior to the No-Shop Period Start Date, which notice shall include (A) a copy of each such Takeover Proposal made in writing and any other written terms and proposals provided (including financing commitments) to the Company or its Representatives and a written summary of material terms and conditions of each such Takeover Proposal not made in writing and (B) a list of all Excluded Parties.

(b)       No Solicitation or Negotiation after No-Shop Period Start Date. Subject to Section 5.04(c) and Section 5.04(d), and other than with respect to an Excluded Party and its Representatives, on the No-Shop Period Start Date, the Company will (i) cease and cause to be terminated any discussions or negotiations with, any Person and its Representatives with respect to a Takeover Proposal, (ii) deliver a written notice to each Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Takeover Proposal effective on and from the No-Shop Period Start Date and (iii) promptly (and in any event within three (3) Business Days after the No-Shop Period Start Date) (A) request each Person that has executed a confidentiality agreement in connection with its consideration of a Takeover Proposal to return or destroy all confidential information furnished to such Person by or on behalf of the Company and (B) withdraw or revoke access of any Person other than Parent (and its Representatives) and any Excluded Party (and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company and its Subsidiaries. Subject to Section 5.04(c), during the period commencing with the No-Shop Period Start Date and continuing until the Effective Time, the Company will not, and will cause its Subsidiaries and their respective directors and executive officers not to, and the Company will not authorize or permit any of its or its Subsidiaries’ employees, consultants or other Representatives to, directly or indirectly, (1) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes a Takeover Proposal; (2) furnish to any Person (other than Parent, Merger Sub or any of their respective designees) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any of their respective designees), in any such case in connection with any Takeover Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist with, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, a Takeover Proposal; (3) participate, or engage in discussions or negotiations, with any Person with respect to a Takeover Proposal or with respect to any proposals or inquiries from third Persons relating to the making of a Takeover Proposal (other than only informing such Persons of the provisions contained in this Section 5.04); (4) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, a Takeover Proposal; (5) enter into any merger agreement, acquisition agreement or other Contract relating to a Takeover Proposal (any such merger agreement, acquisition agreement or other Contract relating to a Takeover Proposal, a “Company Acquisition Agreement”); (6) exempt any Person (other than Parent or its Affiliates) from any restrictions on “business combinations” contained in any applicable Takeover Statute or the Charter Documents of the Company; (7) waive or release any Person from, or forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract; or (8) authorize or commit to do any of the foregoing.

(c)       Conduct Following the No-Shop Period Start Date. Notwithstanding anything to contrary in this Section 5.04, from the No-Shop Period Start Date until the Company’s receipt of the Requisite Company Vote, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the

Company Financial Advisor), following the execution of an Acceptable Confidentiality Agreement, (i) participate or engage in discussions or negotiations with; (ii) furnish any non-public information relating to the Company or any of its Subsidiaries to; (iii) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries; or (iv) otherwise facilitate the making of a Superior Proposal by, in each case, (A) any Excluded Party or its Representatives or (B) any Person or its Representatives that has made, renewed or delivered to the Company a bona fide written Takeover Proposal after the No-Shop Period Start Date that was not solicited in breach of Section 5.04(b), but only if the Company Board (or a committee thereof) has determined in good faith that (1) after consultation with financial advisors and outside legal counsel, such Takeover Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (2) after consultation with outside legal counsel, the failure to take the actions contemplated by this Section 5.04(c) would be inconsistent with its fiduciary duties under applicable Law. In connection with the foregoing, the Company will promptly (and, in any event, within twenty-four (24) hours) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Excluded Party or its Representatives or such Person or its Representatives that was not previously made available to Parent. Except as it may relate to an Excluded Party, the Company shall promptly (and in any event within twenty-four (24) hours thereof) notify in writing Parent of the receipt of any Takeover Proposal (or any inquiry that could reasonably be expected to lead to a Takeover Proposal) after the No-Shop Period Start Date, which notice shall include a copy of any such Takeover Proposal made in writing and any other written terms and proposals provided (including financing commitments) to the Company or its Representatives and a written summary of material terms and conditions of any such Takeover Proposal not made in writing. Thereafter, the Company shall keep Parent reasonably informed of the status and material terms of any such Takeover Proposal including any material changes in respect of any such Takeover Proposal and the material terms thereof. The Company agrees that it will not enter into any agreement with any Person that prohibits the Company from providing any information or materials to Parent in accordance with, or otherwise complying with this Section 5.04(c). Notwithstanding anything to the contrary herein, the Company may grant a limited waiver, amendment or release under any confidentiality or standstill agreement to allow for a Takeover Proposal to be made to the Company or the Company Board so long as the Company promptly (and in any event within forty-eight (48) hours thereof) notifies Parent thereof after granting any such limited waiver, amendment or release (such limited waiver to include an express acknowledgment by the parties thereto that under no circumstances will such restricted Person(s) be permitted to acquire, directly or indirectly, any securities of the Company or any Company Subsidiaries prior to the valid termination of this Agreement in accordance with Article VII). For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 5.04(a) with respect to any Excluded Party, including with respect to any amended proposal or offer submitted by an Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 5.04(b) will not apply with respect thereto. Nothing in this Section 5.04 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any "stop, look and listen" communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law; provided, however, that the Company Board shall not effect a Company Adverse Recommendation Change except in accordance with Section 5.04(d).

(d)       Company Adverse Recommendation Change, Excluded Party Agreement or Company Acquisition Agreement; Parent Matching Right. Except as expressly permitted by this Section 5.04, the Company Board shall not effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Excluded Party Agreement or Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Excluded Party Agreement or a Company Acquisition Agreement, if: (i) the Company Board determines in good faith, (1) after consulting with its legal, financial and any other advisor the Company Board chooses to consult, that any alternative transaction (including any modifications to the terms of this Agreement arising out of clause (v) below) proposed by Parent does not result in such Takeover Proposal ceasing to be a Superior Proposal, and (2) after receipt of advice from the Company’s outside legal counsel, that its failure to do so would reasonably likely be inconsistent with its fiduciary duties under applicable Law; (ii) the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) an Excluded Party Agreement or a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into an Excluded Party Agreement or Company Acquisition Agreement, provided that in the event of any change in the financial or other material terms of a Superior Proposal the Company shall deliver to Parent a new notice of such Superior Proposal the Superior Proposal Notice Period shall expire two (2) Business Days after the delivery of such new notice; (iii) the Company specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) for such Superior Proposal; (iv) the Company and its Representatives during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal and the Merger may be effected, if Parent, in its discretion, proposes to make such adjustments; and (v) the Company Board reaffirms in good faith that such Takeover Proposal either continues to constitute a Superior Proposal or the failure to agree to such Takeover Proposal would be inconsistent with its fiduciary duties, after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement.

(e)       Intervening Event. Notwithstanding anything to the contrary in the foregoing, in response to an Intervening Event that has occurred after the date of this Agreement but prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change if: (i) prior to effecting the Company Adverse Recommendation Change, the Company promptly notifies Parent, in writing, at least 5 Business Days (the “Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; (ii) the Company shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to, and the reasons for taking such action, ceases to constitute an Intervening Event, if Parent, in its discretion, proposes to make such adjustments; and (iii) the Company Board determines in good faith after consultation with the Company’s outside legal counsel that the failure to effect such Company Adverse Recommendation Change, after taking into account any adjustments made by Parent during the Intervening Event Notice Period, would continue to be inconsistent with its fiduciary duties under applicable Law.

Section 5.05     Voting Agreement; Preparation of Proxy Materials; Stockholders Meeting; Approval by Sole Stockholder of Merger Sub.

(a)       The Company shall use reasonable best efforts to secure the execution and delivery to Parent and Merger Sub of the Voting Agreement by the stockholders listed on Exhibit B attached hereto, as promptly as practicable following the date of this Agreement, but in no event later than five (5) Business Days after the date hereof.

(b)       Preparation of Company Proxy Statement. In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, but in no event later than 90 days thereafter, the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its commercially reasonable efforts to cause the Company Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of the Company and at the time of the Company Stockholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its commercially reasonable efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC. Each of the Company and Parent shall also take any other action (except for qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Merger. The Company shall file the Proxy Statement in definitive form with the SEC and cause such definitive Company Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable after the SEC advises the Company that the SEC has no further comments on the Company Proxy Statement; and, unless the Company Board has made a Company Adverse Recommendation Change, the Company shall include the Company Board Recommendation in the preliminary and definitive Company Proxy Statements; provided the Company shall not be required to mail the Company Proxy Statement until on or after the No-Shop Period Start Date. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction, after notice to and cooperation with Parent. Except in connection with a Company Adverse Recommendation Change, no amendment or supplement to the Proxy Statement will be made by the Company without the prior written consent of Parent, which approval will not be unreasonably withheld, conditioned or delayed. The Company shall as soon as reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

(c)       Company Stockholders Meeting. The Company shall take all action reasonably necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable but in no event later than 30 days after the Proxy Statement has been cleared by the SEC, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.04 hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.04 hereof, the Company shall use commercially reasonable efforts to: (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall not submit any other proposals for approval at the Company Stockholders Meeting without the prior written consent of Parent. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested by Parent or Merger Sub. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent which shall not be unreasonably withheld or denied (other than: (A) in order to obtain a quorum of its stockholders; or (B) to allow reasonable additional time after the filing and mailing of any supplemental or amended disclosures to the Company Proxy Statement for compliance with applicable legal requirements). If the Company Board makes a Company Adverse Recommendation Change, it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Company Common Stock at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

(d)       Approval by Sole Stockholder of Merger Sub. At the Effective Time, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the NYBCL.

Section 5.06     Notices of Certain Events; Stockholder Litigation

(a)       Notice of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (i) any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b), or Section 6.02(c) of this Agreement (in the case of the Company and its Subsidiaries) or Section 6.03(a) or Section 6.03(b) of this Agreement (in the case of Parent and Merger Sub), to be satisfied.

(b)       Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced after the date hereof against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such Legal Action. The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement negotiations of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

Section 5.07     Employees; Benefit Plans.

(a)       Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is 12 months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are no less favorable, in the aggregate, to the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company and its Subsidiaries on the date of this Agreement.

(b)       Crediting Service. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan.

(c)       Employees Not Third-Party Beneficiaries. This Section 5.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.07, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.07. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.07 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

(d)       Prior Written Consent. With respect to matters described in this Section 5.07, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

Section 5.08     Directors’ and Officers’ Indemnification and Insurance.

(a)       Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”), as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08 of the Company Disclosure Schedule, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification, and advancement of expenses equivalent to the provisions of the Charter Documents of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b)       Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 5.08(b) of the Company Disclosure Schedule (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

(c)       Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.08 applies shall be third party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).

(d)       Assumptions by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.09     Reasonable Best Efforts.

(a)       Governmental and Other Third-Party Approvals; Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement and furnish to the other party copies of all substantive correspondence, filings and communications (and memoranda setting forth the substance thereof) with any Governmental Entity or member of a Governmental Entity’s staff with respect to this Agreement, the Merger or the transactions contemplated hereby (provided, that the parties shall be permitted to redact any correspondence, filings and communications to the extent such document contains commercially sensitive information, which information shall be provided to counsel on a confidential, counsel-to-counsel basis). If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall (i) commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned, or delayed) or (ii) participate in or attend any formal meeting with any Governmental Entity in respect of the Merger or the other transactions contemplated hereby without providing reasonable prior notice of such formal meeting to the other party and providing a representative of the other party an opportunity to participate or attend.

(b)       Governmental Antitrust Authorities. Without limiting the generality of the undertakings pursuant to Section 5.09(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws within ninety (90) days following the date of this Agreement unless otherwise agreed by the parties hereto and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 5.09(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c)       Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the parties shall cooperate and use their commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

(d)       No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, accept or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order:

(i)       to sell, license, assign, transfer, divest, hold separate, otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries, or propose, negotiate or commit to do any of the foregoing;

(ii)       to conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner, including accepting financial restrictions on the Surviving Corporation or its Subsidiaries and accepting governance and operational restrictions, including restrictions on the scope of the business of the Surviving Corporation or its Subsidiaries;

(iii)       that imposes any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs; or

(iv)       that contains terms, conditions, liabilities, obligations, commitments or sanctions, that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

Section 5.10     Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the

Company and Parent. Thereafter, each of the Company, Parent, and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.10 shall not apply to any release or announcement made or proposed to be made in connection with and related to a Company Adverse Recommendation Change or in compliance with Section 5.04.

Section 5.11     Anti-Takeover Statutes. If any Takeover Statute becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.12     Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Section 5.13     Stock Exchange Delisting; Deregistration. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of OTC Markets to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the OTC Markets and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 5.14     Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.15     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.16     Insurance. The Company shall maintain, and cause its Subsidiaries to maintain, in full force and effect until the Closing, such insurance policies as are currently in place as of the date of this Agreement or are reasonably comparable to such policies.

Article VI
CONDITIONS

Section 6.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)       Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b)       Regulatory Approvals under Antitrust Laws. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

(c)       No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(d)       Required Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.01(d) of the Company Disclosure Schedule and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the NYBCL Certificate of Merger) (the “Required Governmental Consents”) shall have been obtained.

Section 6.02     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a)       Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.01, Section 3.02, Section 3.03(a) and Section 3.03(d) (collectively, the “Company Fundamental Representations”) shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date) and (ii) the representations and warranties of the Company set forth in ARTICLE III of this Agreement (other than the Company Fundamental Representations) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)       Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)       Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

(e)       Authorizing Resolutions. Parent will have received a certificate, signed by the secretary of the Company, certifying the resolutions of the Company Board containing the Company Board Recommendation.

(f)       Required Governmental Consents. The Required Governmental Consents shall have become Final Orders, and no such Final Order issued in connection with any Required Governmental Consent that remains in effect shall impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions that, individually or in the aggregate, have or would reasonably be expected to have, a Company Material Adverse Effect.

(g)       Third-Party Consents. All consents, approvals and other authorizations of any third party set forth in Section 6.02(g) of the Company Disclosure Schedule shall have been obtained, in form and substance reasonably satisfactory to Parent.

(h)       Dissenters’ Rights. Following compliance by the Company with the notification provisions of Section 623 of the NYBCL and the expiration of the time period for demanding appraisal thereunder, the number of Dissenting Shares shall not exceed ten percent (10%) of the number of outstanding shares of Company Common Stock.

Section 6.03     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:

(a)       Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.01 and Section 4.02, and (collectively, the “Purchaser Fundamental Representations”) shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date) and (ii) the representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement (other than the Purchaser Fundamental Representations) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)       Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)       Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

Article VII
TERMINATION, AMENDMENT, AND WAIVER

Section 7.01     Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote) by the mutual written consent of Parent, Merger Sub, and the Company.

Section 7.02     Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote):

(a)       if the Merger has not been consummated on or before twelve (12) months after date of agreement (the “End Date”); provided that if, prior to the End Date, all of the conditions to the Closing set forth in Article VI have been satisfied or waived, as applicable, or, with respect to those conditions that by their terms are to be satisfied at the Closing, shall then be capable of being satisfied (except for any condition set forth in Section 6.01(b), Section 6.01(c) or Section 6.01(d)), either the Company or Parent may, prior to 5:00 p.m. New York City time on the End Date, extend the End Date to a date that is six (6) months after the End Date (and if so extended, such later date being the End Date); provided, further, that the right to terminate this Agreement or extend the End Date pursuant to this Section 7.02(a) shall not be available to any Party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b)       if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(c)       if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); provided, however, that a Party shall not have the right to terminate this Agreement pursuant to this Section 7.02(c) if the non-satisfaction of the condition in Section 6.01(a) primarily resulted from the failure of that party to perform, in any material respect, its obligations under this Agreement.

Section 7.03     Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a)       if a Company Adverse Recommendation Change shall have occurred; or

(b)       if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.03(b); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 7.04     Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a)       if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.04 hereof, to enter into a Company Acquisition Agreement or an Excluded Party Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 7.06(a) or Section 7.06(c), as applicable, in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement or Excluded Party Agreement; or

(b)       if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.04(b); provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 7.05     Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.03(b), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) no such termination shall relieve the Company (whether or not the terminating Party) from liability for any Willful Breach of this Agreement prior to such termination or fraud.

Section 7.06     Fees and Expenses Following Termination.

(a)       If this Agreement is terminated by the Company pursuant to Section 7.04(a), prior to the No-Shop Period Start Date, then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Go-Shop Termination Fee.

(b)       If this Agreement is terminated by the Company pursuant to Section 7.04(a), on or after the No-Shop Period Start Date, then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the No-Shop Termination Fee.

(c)       If this Agreement is terminated by Parent pursuant to Section 7.03(a) prior to the No-Shop Period Start Date, then the Company shall pay to Parent (by wire transfer of immediately available funds), within three (3) Business Days after such termination, the Go-Shop Termination Fee.

(d)       If this Agreement is terminated by Parent pursuant to Section 7.03(a) on or after the No-Shop Period Start Date, then the Company shall pay to Parent (by wire transfer of immediately available funds), within three (3) Business Days after such termination, the No-Shop Termination Fee.

(e)       If (i) this Agreement is terminated pursuant to Section 7.02(c), Section 7.03(b) or, solely in the event that the Company Shareholders Meeting (or, if such Company Shareholders Meeting has been adjourned or postponed, the final adjournment or postponement thereof) has not occurred prior to the End Date, Section 7.02(a), (ii) a Takeover Proposal is made after the date of this Agreement but prior to the date of the event giving rise to such right of termination and, in the case of a termination pursuant to Section 7.02(c), such Takeover Proposal is publicly available, (iii) such Takeover Proposal has not been (A) withdrawn prior to (1) the date of the event giving rise to such right of termination, in the case of a termination pursuant to Section 7.03(b) or (2) the time of such termination, in the case of a termination pursuant to Section 7.02(a), or (B) publicly withdrawn prior to the Company Shareholders Meeting, in the case of a termination pursuant to Section 7.02(c) and (iv) prior to or within one (1) year of such termination, the Company enters into any definitive agreement with respect to, or consummates, any Takeover Proposal (in each case whether or not such Takeover Proposal is the same Takeover Proposal referred to in clause (ii)) (provided that for purposes of this Section 7.06(e), the references to “20%” in the definition of “Takeover Proposal” shall be deemed to be references to “50%”), then the Company shall promptly (but in no event later than three (3) Business Days after the date on which the Company consummates the Takeover Proposal or, if earlier, after the date on which the Company enters into a definitive agreement with respect thereto, pay or cause to be paid to Parent or its designees the No-Shop Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the No-Shop Termination Fee pursuant to this Section 7.06(e) on more than one occasion).

(f)       The Company acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. The parties acknowledge and agree that: (i) the right to receive a Termination Fee under this Agreement shall not limit or otherwise affect Parent’s or Merger Sub’s right to specific performance as provided in Section 8.13; and (ii) in no event shall the Company be obligated to pay a Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that in the event that the Termination Fee is paid by the Company to Parent in accordance with this Section 7.06, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement, other than monetary damages resulting from Expenses incurred by Parent in connection with the Company’s failure to timely pay the Termination Fee in accordance with this Section 7.06, solely to the extent such monetary damages are awarded by a court of competent jurisdiction.

(g)       Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided, however, that Parent shall be solely responsible for all filing fees incurred in connection with the HSR Act or any other Antitrust Law in connection with the consummation of the transactions contemplated by this Agreement.

Section 7.07     Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval.

Section 7.08     Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Article VIII
MISCELLANEOUS

Section 8.01     Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 3.03(c). For purposes of this Agreement, the Laws administered exclusively by the State Utilities Commissions are not Antitrust Laws.

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in New York City, New York or Cleveland, Ohio are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“CARES Act” has the meaning set forth in Section 3.06(o).

“Certificate” has the meaning set forth in Section 2.01(c).

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 4.04.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.04(b).

“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Company Proxy Statement that is mailed to the Company’s stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer; (e) making any public statement inconsistent with the Company Board Recommendation; or (f) resolving or agreeing to take any of the foregoing actions.

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.07(a).

“Company Disclosure Schedule” has the meaning set forth in the introductory language in Article III.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company Equity Award” means a Company Stock Option or a Company Restricted Share granted under one of the Company Stock Plans, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) which, together with the Company or any of its Subsidiaries, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Company Financial Advisor” has the meaning set forth in Section 3.10.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, announcement, or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the announcement or the pendency of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iv) acts of war, sabotage, or terrorism, or military actions, or the escalation thereof; (v) natural disasters, or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (ix) any change to the extent disclosed in the Company Disclosure Schedule or the Company SEC Documents, (x) the outcome of Corning Natural Gas Corporation, New York State Rate Case 20-G-0101, (xi) the outcome of the Pike County Light and Power Pennsylvania electric rate case, Rate Case R-2020-3022135, (xii) the outcome of Pike County Light and Power Pennsylvania gas rate case, Rate Case R-2020-3022134; or (xiii) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent; provided, however, that the events or conditions set forth in clauses (i), (iii), (iv), (v) or (vi) above may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent such event or condition has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other entities (if any) engaged in the natural gas distribution business and related businesses in the same state or states in which such event or condition has taken place; provided further, that clauses (i) through (xii) above shall not be applicable solely for purposes of determining whether any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions imposed or required by any Required Governmental Consent or the Final Order issued in respect thereof have or would reasonably be expected to have a Company Material Adverse Effect.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 2.01(e).

“Company Proxy Statement” has the meaning set forth in Section 3.17.

“Company Restricted Share” has the meaning set forth in Section 2.01(g).

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Stock Option” has the meaning set forth in Section 2.01(f).

“Company Stock Plans” means the following plans, in each case as amended: the Amended and Restated 2007 Stock Plan and the 2018 Employee Long-Term Incentive Plan.

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Voting Debt” has the meaning set forth in Section 3.02(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.03(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.03.

“EDGAR” has the meaning set forth in Section 3.04(a).

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous material. The term “Environmental Law” includes, without limitation, the following (including all of their amendments, their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq.

“Equity Securities” has the meaning set forth in Section 3.02(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Excluded Party” means a Person (i) that, prior to the No-Shop Period Start Date, has submitted a written Takeover Proposal to the Company or one of its Representatives and in respect of which the Company Board (or a committee thereof) has concluded in good faith, after consultation with the Company’s financial and legal advisors, prior to the No-Shop Period Start Date is, or is reasonably expected to lead to, a Superior Proposal; and (ii) with which, prior to the No-Shop Period Start Date, the parties have entered into a final letter of intent, memorandum of understanding, acquisition agreement, merger agreement or other Contract for such Superior Proposal; provided that a Person shall cease to be an “Excluded Party” in the event such Takeover Proposal is withdrawn in writing.

“Excluded Party Agreement” means any merger agreement, acquisition agreement or other Contract relating to a Takeover Proposal with an Excluded Party.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Company Proxy Statement, the filing of any required notices under the HSR Act or Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

“FERC” means the Federal Energy Regulatory Commission.

“Final Order” means an Order or action by the relevant Governmental Entity that (a) is not then reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect, (b) with respect to which, if applicable, any mandatory waiting period prescribed by Law applicable to such Order before the transactions contemplated by this Agreement may be consummated has expired or been terminated and (c) as to which all conditions precedent to the consummation of the transactions contemplated by this Agreement expressly set forth in such Order have been satisfied.

“GAAP” has the meaning set forth in Section 3.04(b).

“Go-Shop Termination Fee” means $1,721,526.

“Governmental Antitrust Authority” has the meaning set forth in Section 5.09(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” means: (a) any material, substance, pollutant, contaminant, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect, or that gives rise to liability, under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” has the meaning set forth in Section 3.03(c).

“Indemnified Party” has the meaning set forth in Section 5.08(a).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Intervening Event” means, with respect to the Company any material event, circumstance, change, effect, development, or condition occurring or arising after the date hereof that was not known to, nor reasonably foreseeable by, any member of the Company Board, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the Company Common Stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

“Intervening Event Notice Period” has the meaning set forth in Section 5.04(e).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company Disclosure Schedule; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of Parent Disclosure Schedule, in each case, after due inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Liability” means any and all debts, liabilities and obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including claims, losses, fines, costs, royalties, proceedings, deficiencies or damages of any kind whether or not resulting from third-party claims.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 5.08(b).

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“No-Shop Period Start Date” has the meaning set forth in Section 5.04(a).

“No-Shop Termination Fee” means $2,486,648 .

“NYBCL” has the meaning set forth in the Preamble.

“NYBCL Certificate of Merger” has the meaning set forth in Section 1.03.

“NYPSC” has the meaning set forth in Section 3.03(c).

“Order” has the meaning set forth in Section 3.09.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“PaPUC” has the meaning set forth in Section 3.03(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 5.07(b).

“Parent Disclosure Schedule” means the disclosure schedule, dated as of the date of this Agreement and delivered by Parent to the Company concurrently with the execution of this Agreement

“Paying Agent” has the meaning set forth in Section 2.02(a).

“Payment Fund” has the meaning set forth in Section 2.02(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; and (g) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“PUHCA 2005” means the Public Utility Holding Company Act of 2005.

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Real Property Laws” has the meaning set forth in Section 3.13(c).

“Required Governmental Consents” has the meaning set forth in Section 6.01(d).

“Representatives” means, with respect to any Person, the professional (including financial) advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by such Person or any of its Affiliates, together with directors, officers, employees, agents and representatives of such Person and its Subsidiaries.

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.04(a).

“Series A Stock” has the meaning set forth in Section 2.01(e).

“Series B Stock” has the meaning set forth in Section 2.01(e).

“Series C Stock” has the meaning set forth in Section 2.01(e).

“State Utilities Commissions” means the NYPSC and the PaPUC.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Superior Proposal” means a bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “20%” shall be “51%”) that the Company Board determines in good faith is more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; and the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Company Board.

“Superior Proposal Notice Period” has the meaning set forth in Section 5.04(d).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which 20% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 20% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 20% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Takeover Statute” has the meaning set forth in Section 3.03(e).

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means either the Go-Shop Termination Fee or the No-Shop Termination Fee.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Willful Breach” means a breach that is a consequence of any act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

Section 8.02      Interpretation; Construction.

(a)       The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule.

(b)       The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03     Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.04     Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

Section 8.05     Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the State of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

Section 8.07     Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:

ACP Crotona Corp.

c/o Argo Infrastructure Partners LP

650 Fifth Avenue

New York, NY 10019

Attention: Richard Klapow

Email: AssetNotices@argoip.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Frederick J. Lark, Esq.

                   Elena V. Rubinov, Esq.

Email: flark@mayerbrown.com

            erubinov@mayerbrown.com

If to the Company, to:

Corning Natural Gas Holding Corporation

330 West William Street

Corning NY 14830

Attention: Mike German

Email: mgerman@CORNINGGAS.COM

with a copy (which will not constitute notice to the Company) to:

Kohrman Jackson & Krantz LLP

1375 East 9th Street, 29th Floor

Cleveland, OH 44114

Attention: Christopher Hubbert

Email: cjh@kjk.com

Section 8.08     Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Schedule, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, and the Company Disclosure Schedule (other than an exception expressly set forth as such in the Company Disclosure Schedule), the statements in the body of this Agreement will control.

Section 8.09     No Third-Party Beneficiaries. Except as provided in Section 5.08 hereof (which shall be to the benefit of the Persons referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10     Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.11     Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12     Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13     Specific Performance.

(a)       The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at Law or in equity.

(b)       Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.14     Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CORNING NATURAL GAS HOLDING CORPORATION

By_____________________________
Name: Michael German
Title: President

ACP CROTONA CORP.,

By_____________________________
Name: Richard Klapow
Title: President

ACP CROTONA MERGER SUB CORP.

By_____________________________
Name: Richard Klapow
Title: President

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION

(See attached)

EXHIBIT B

STOCKHOLDERS

1.	Michael German
2.	George Welch
3.	Henry Cook, Jr.
4.	John Williamson III
5.	Joseph Mirabito
6.	Robert Johnston
7.	Ted Gibson
8.	William Mirabito